Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-3ASR (No. 333-209385) of our report dated January 26, 2017 relating to the consolidated financial statements of Jefferies Finance LLC and Subsidiaries appearing in the Annual Report on Form 10-K of Jefferies Group LLC and its subsidiaries for the year ended November 30, 2016.

/s/ DELOITTE & TOUCHE LLP
New York, New York
January 27, 2017